                                                                      Exhibit 12

Calculation of Ratio of Earnings to Fixed Charges
(dollars in millions)


                                             For the six
                                             months ended             For the year ended June 30,
                                             December 31,  --------------------------------------------------
                                                 2001        2001        2000       1999      1998      1997
                                               --------    --------    --------   --------  --------  --------
Earnings:
Income before income taxes and cumulative
 effect of accounting change                      763         391          265        347       311        79
Addback:
Fixed charges less interest capitalized           188         398          341        265       295       212
                                                -----        ----         ----       ----       ---       ---
Subtotal Earnings                                 951         789          606        603       606       291
Less:
Undistributed losses of equity affiliates        (120)       (165)        (102)      (147)      (81)      (50)
Minority interest                                  (2)         (3)          (4)        -         -         -
                                                -----        ----         ----       ----       ---       ---
Earnings available for fixed charges            1,073         957          712        750       687       341
                                                =====        ====         ====       ====       ===       ===
Fixed Charges:
Interest on debt and capitalized leases
 (including interest capitalized)                 186         404          359        258       303       229
Interest element of rentals                        15          23           25         17        18        17
                                                -----        ----         ----       ----       ---       ---
Total Fixed Charges                               201         427          384        275       321       246
                                                =====        ====         ====       ====       ===       ===

Ratio of Earnings to Fixed Charges                5.3         2.2          1.9        2.7       2.1       1.4
                                                =====        ====         ====       ====       ===       ===